Exhibit 99.1

AMERICOLD REALTY TRUST ANNOUNCES FOURTH QUARTER 2020 RESULTS

Atlanta, GA, February 18, 2021 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, today announced financial and operating results for the fourth quarter ended December 31, 2020.

Fred Boehler, President and Chief Executive Officer of Americold Realty Trust, stated, “Against the challenging backdrop of the COVID-19 pandemic, we are extremely proud of the consistency and the stability of our core business throughout 2020 and our ability to deliver results in line with our pre-COVID guidance. For the full year, we generated total company revenue growth and NOI growth of 11.4% and 15.3%, respectively, driven by our continued organic growth and acquisition activity. Within our global warehouse segment, we drove same store revenue and NOI growth of 2.3% and 5.6%, respectively, on a constant currency basis. We also delivered AFFO per share growth of 10.3%, while maintaining a low levered balance sheet. We attribute these strong results to our portfolio’s diversity and scale, as well as the effectiveness of the Americold Operating System and our commercialization efforts, which enabled us to overcome the supply chain disruption and financial impact of COVID-19.”

Mr. Boehler continued, “2020 was also a momentous year for external growth at Americold. In the fourth quarter, we completed the acquisitions of Agro Merchants Group, previously the fourth largest temperature controlled warehouse company globally, as well as New Jersey based Hall’s Warehouse Corporation. In total, we closed on $2.6 billion of acquisitions in 2020 and added 62 facilities totaling 342 million cubic feet to our global network. We entered key strategic markets in Europe and Canada through platform transactions and in Brazil through two joint ventures. We bolstered our presence in our legacy markets through deliberate and purposeful tuck-in acquisitions. At this point, our platform supports customers in 13 countries across four continents. We also grew our strategic development program, with seven projects totaling 62 million cubic feet under construction as of year end. We believe these projects materially enhance the value of our network at key logistics nodes. Finally, we executed on our stated ESG priorities, with over 95% of our facilities, excluding our 2020 acquisitions, receiving third-party gold or silver designations for energy excellence. Safety remains a top priority at Americold, and we had our sixth consecutive year with a reduction in our total recordable incident rate. We also continue to invest in training and advancement programs to further develop our employees.”

“As we look ahead to 2021 and beyond, we will continue to focus on driving internal growth, integrating our recent acquisitions and executing strategic growth initiatives. Above all, we will continue to support our customers as an integral part of the global food supply chain, and our success in doing so should result in lasting shareholder value creation.”
Fourth Quarter 2020 Highlights
•Total revenue increased 7.8% to $523.7 million.
•Total NOI increased 11% to $152.4 million.
•Core EBITDA increased 7.5% on an actual basis, and 7.0% on a constant currency basis, to $117.2 million.
•Net loss of $44.0 million, or $0.21 per diluted common share.
•Core FFO of $81.9 million, or $0.39 per diluted common share.

•AFFO of $76.9 million, or $0.37 per diluted common share.
•Global Warehouse segment revenue increased 6.3% to $407.8 million.
•Global Warehouse segment NOI increased 12% to $145.7 million.
•Global Warehouse segment same store revenue decreased 0.5%, or 1.4% on a constant currency basis, same store segment NOI increased by 4.0%, or increased by 3.3% on a constant currency basis.
•Completed the acquisitions of Hall’s for cash consideration of $481 million and Agro Merchants for total consideration of $1.7 billion.
•Completed a public offering, including the green shoe, for net proceeds of approximately $1.35 billion. This funded growth initiatives, including the Agro and Hall’s acquisitions.
•Closed an institutional private placement offering consisting of (i) €400 million senior unsecured notes with a coupon of 1.62% due January 7, 2031 (“Series D”) and (ii) €350 million senior unsecured notes with a coupon of 1.65% due January 7, 2033 (“Series E”).
•Announced and broke ground on the expansion of our Russellville, Arkansas facility with an expected cost of $84 million to create a highly-automated build for one of our top tier customers, Conagra, with expected completion by the fourth quarter of 2022.
•Announced and broke ground on the expansion of our Calgary, Canada facility with an expected cost of C$15 million for a conventional, multi-tenant use, with expected completion by the fourth quarter of 2021.
•Ended the year with 161 facilities certified either Gold or Silver by the Global Cold Chain Alliance as part of its Energy Excellence Recognition Program, with over 95% of legacy Global Warehouse segment portfolio (which excludes all 2020 acquisitions) being certified by this program.
Full Year 2020 Highlights
•Total revenue increased 11.4% to $1.99 billion.
•Total NOI increased 15.3% to $551.5 million.
•Core EBITDA increased 16.0% to $425.9 million, or 16.3% on a constant currency basis.
•Net income of $24.6 million, or $0.11 per diluted common share.
•Core FFO of $255.7 million, or $1.24 per diluted common share.
•AFFO of $267.9 million, or $1.29 per diluted common share.
•Global Warehouse segment revenue increased 12.5% to $1.55 billion.
•Global Warehouse segment NOI increased 16.3% to $520.3 million.
•Global Warehouse segment same store revenue increased 1.9%, or 2.3% on a constant currency basis, same store segment NOI increased 5.3%, or 5.6% on a constant currency basis.
•Completed $2.6 billion of acquisitions, including Nova Cold Logistics, Newport Cold, AM-C Warehouses, Caspers Cold Storage, Halls Warehouse Corporation, and Agro Merchants Group and acquired a 15% interest in SuperFrio for Brazil Reals of 118 million.
•Announced and broke ground on five development and expansion projects with an expected total cost of $461 million.
Subsequent Event Highlights
•On January 29, 2021, closed on an amendment to our existing unsecured credit facility, which increased the multicurrency line of credit from $800 million to $1 billion, and concurrently paid down Senior Unsecured Term Loan A Facility Tranche A-1 from $325 million to $125 million using cash on the balance sheet.

Fourth Quarter 2020 Total Company Financial Results
Total revenue for the fourth quarter of 2020 was $523.7 million, a 7.8% increase from the same quarter of the prior year. This growth was primarily driven by the incremental revenue from acquisitions, recently completed development projects and revenue in our Managed segment driven by higher pass through of costs due to elevated retail volumes.
For the fourth quarter of 2020, the Company reported a net loss of $44.0 million, or $0.21 per diluted share, compared to net income of $20.8 million, or $0.10 per diluted share, for the same quarter of the prior year.
Total NOI for the fourth quarter of 2020 was $152.4 million, an increase of 11% from the same quarter of the prior year.
Core EBITDA was $117.2 million for the fourth quarter of 2020, compared to $109.1 million for the same quarter of the prior year. This reflects an 7.5% increase over prior year on an actual basis, and 7.0% on a constant currency basis, driven primarily from acquisition contribution, recently completed development projects, and organic growth in our core business. These increases were partially offset by the incremental costs incurred in response to COVID-19 and higher SG&A.
For the fourth quarter of 2020, Core FFO was $81.9 million, or $0.39 per diluted share, compared to $64.6 million, or $0.33 per diluted share, for same quarter of the prior year.
For the fourth quarter of 2020, AFFO was $76.9 million, or $0.37 per diluted share, compared to $59.7 million, or $0.30 per diluted share, for the same quarter of the prior year.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.
Fourth Quarter 2020 Global Warehouse Segment Results
For the fourth quarter of 2020, Global Warehouse segment revenue was $407.8 million, an increase of $24.0 million, or 6%, compared to $383.8 million for the fourth quarter of 2019. This growth was driven by the recently completed acquisitions and development projects, paired with contractual rate escalations, partially offset by lower throughput associated with the protein and food service sectors.
Warehouse segment NOI was $145.7 million for the fourth quarter of 2020, an increase of 12%. Global Warehouse segment margin was 35.7% for the fourth quarter of 2020, an 196 basis point increase compared to the same quarter of the prior year. The year-over-year growth in segment NOI was driven by the previously mentioned revenue trends. The Company continues to incur incremental expenses to address the risks and challenges of COVID-19. These incremental COVID-19 expenses primarily include higher sanitation costs of $1.0 million while personal protective equipment (“PPE”) costs were nominal. The Company has experienced certain inefficiencies due to social distancing, staggered schedules, and other changes to processes, all of which it expects to incur going forward. The Company expects to recover these costs through ongoing revenue as it signs new business and renews existing business. The Company’s results include the impact of these items. Additionally, the growth reflected favorable comparisons to costs incurred in the prior year, including both health insurance and Rochelle startup related costs, both incurred in the prior comparable period.

We had 135 same stores for the years ended December 31, 2020 and 2019. The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the three and twelve months ended December 31, 2020 and December 31, 2019. Amounts related to the AM-C, Cloverleaf, Caspers, Hall’s, Lanier, MHW, Newport and Nova Cold acquisitions are reflected within non-same store results. The operational results from one day of ownership from the Agro acquisition is not material for the year ended December 31, 2020.

	Three Months Ended December 31,			Change
Dollars in thousands	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses(2)	229		167	n/a	n/a
Global Warehouse revenue:
Rent and storage	$173,822	$173,135	$158,105	9.9%	9.5%
Warehouse services	233,989	231,590	225,673	3.7%	2.6%
Total revenue	$407,811	$404,725	$383,778	6.3%	5.5%
Global Warehouse contribution (NOI)	$145,672	$144,932	$129,547	12.4%	11.9%
Global Warehouse margin	35.7%	35.8%	33.8%	196 bps	205 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average economic occupied pallets	3,368	n/a	3,185	5.7%	n/a
Average physical occupied pallets	3,075	n/a	3,045	1.0%	n/a
Average physical pallet positions	4,252	n/a	3,833	10.9%	n/a
Economic occupancy percentage	79.2%	n/a	83.1%	-389 bps	n/a
Physical occupancy percentage	72.3%	n/a	79.5%	-713 bps	n/a
Total rent and storage revenue per economic occupied pallet	$51.61	$51.41	$49.64	4.0%	3.6%
Total rent and storage revenue per physical occupied pallet	$56.52	$56.30	$51.92	8.9%	8.4%
Global Warehouse services metrics:
Throughput pallets	8,290	n/a	8,229	0.7%	n/a
Total warehouse services revenue per throughput pallet	$28.23	$27.94	$27.43	2.9%	1.9%

SAME STORE WAREHOUSE
Number of same store warehouses	135		135	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$129,459	$128,861	$128,722	0.6%	0.1%
Warehouse services	172,933	170,580	175,107	(1.2)%	(2.6)%
Total same store revenue	$302,392	$299,441	$303,829	(0.5)%	(1.4)%
Global Warehouse same store contribution (NOI)	$111,067	$110,357	$106,819	4.0%	3.3%
Global Warehouse same store margin	36.7%	36.9%	35.2%	157 bps	170 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	2,511	n/a	2,556	(1.8)%	n/a
Average physical occupied pallets	2,246	n/a	2,433	(7.7)%	n/a
Average physical pallet positions	3,037	n/a	3,030	0.2%	n/a
Economic occupancy percentage	82.7%	n/a	84.3%	-166 bps	n/a
Physical occupancy percentage	73.9%	n/a	80.3%	-634 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$51.55	$51.31	$50.37	2.3%	1.9%
Same store rent and storage revenue per physical occupied pallet	$57.65	$57.38	$52.92	8.9%	8.4%
Global Warehouse same store services metrics:
Throughput pallets	6,243	n/a	6,672	(6.4)%	n/a
Same store warehouse services revenue per throughput pallet	$27.70	$27.32	$26.25	5.5%	4.1%

	Three Months Ended December 31,			Change
Dollars in thousands	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(3)	94		32	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$44,363	$44,274	$29,383	51.0%	50.7%
Warehouse services	61,056	61,010	50,566	20.7%	20.7%
Total non-same store revenue	$105,419	$105,284	$79,949	31.9%	31.7%
Global Warehouse non-same store contribution (NOI)	$34,605	$34,575	$22,728	52.3%	52.1%
Global Warehouse non-same store margin	32.8%	32.8%	28.4%	440 bps	441 bps
Units in thousands except per pallet data
Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	856	n/a	629	36.1%	n/a
Average physical occupied pallets	829	n/a	613	35.4%	n/a
Average physical pallet positions	1,214	n/a	803	51.2%	n/a
Economic occupancy percentage	70.5%	n/a	78.4%	-788 bps	n/a
Physical occupancy percentage	68.3%	n/a	76.3%	-805 bps	n/a
Non-same store rent and storage revenue per economic occupied pallet	$51.80	$51.70	$46.69	10.9%	10.7%
Non-same store rent and storage revenue per physical occupied pallet	$53.49	$53.38	$47.95	11.6%	11.3%
Global Warehouse non-same store services metrics:
Throughput pallets	2,047	n/a	1,557	31.5%	n/a
Non-same store warehouse services revenue per throughput pallet	$29.83	$29.81	$32.48	(8.2)%	(8.2)%

	Year Ended December 31,			Change
Dollars in thousands	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses(2)	229		167	n/a	n/a
Global Warehouse revenue:
Rent and storage	$666,150	$669,154	$582,509	14.4%	14.9%
Warehouse services	883,164	885,728	794,708	11.1%	11.5%
Total revenue	$1,549,314	$1,554,882	$1,377,217	12.5%	12.9%
Global Warehouse contribution (NOI)	$520,333	$521,883	$447,591	16.3%	16.6%
Global Warehouse margin	33.6%	33.6%	32.5%	109 bps	106 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average economic occupied pallets	3,233	n/a	2,865	12.8%	n/a
Average physical occupied pallets	2,966	n/a	2,728	8.7%	n/a
Average physical pallet positions	4,095	n/a	3,604	13.6%	n/a
Economic occupancy percentage	79.0%	n/a	79.5%	-55 bps	n/a
Physical occupancy percentage	72.4%	n/a	75.7%	-327 bps	n/a
Total rent and storage revenue per economic occupied pallet	$206.03	$206.96	$203.31	1.3%	1.8%
Total rent and storage revenue per physical occupied pallet	$224.60	$225.61	$213.52	5.2%	5.7%
Global Warehouse services metrics:
Throughput pallets	32,124	n/a	30,090	6.8%	n/a
Total warehouse services revenue per throughput pallet	$27.49	$27.57	$26.41	4.1%	4.4%

SAME STORE WAREHOUSE
Number of same store warehouses	135		135	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$507,848	$510,614	$494,273	2.7%	3.3%
Warehouse services	668,717	671,079	660,843	1.2%	1.5%
Total same store revenue	$1,176,565	$1,181,693	$1,155,116	1.9%	2.3%
Global Warehouse same store contribution (NOI)	$401,287	$402,643	$381,209	5.3%	5.6%
Global Warehouse same store margin	34.1%	34.1%	33.0%	110 bps	107 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	2,440	n/a	2,405	1.5%	n/a
Average physical occupied pallets	2,204	n/a	2,282	(3.4)%	n/a
Average physical pallet positions	3,031	n/a	3,028	0.1%	n/a
Economic occupancy percentage	80.5%	n/a	79.4%	110 bps	n/a
Physical occupancy percentage	72.7%	n/a	75.4%	-265 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$208.10	$209.23	$205.53	1.3%	1.8%
Same store rent and storage revenue per physical occupied pallet	$230.45	$231.70	$216.62	6.4%	7.0%
Global Warehouse same store services metrics:
Throughput pallets	25,133	n/a	25,842	(2.7)%	n/a
Same store warehouse services revenue per throughput pallet	$26.61	$26.70	$25.57	4.1%	4.4%

	Year Ended December 31,			Change
Dollars in thousands	2020 actual	2020 constant currency(1)	2019 actual	Actual	Constant currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(3)	94		32	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$158,302	$158,540	$88,236	79.4%	79.7%
Warehouse services	214,447	214,649	133,865	60.2%	60.3%
Total non-same store revenue	$372,749	$373,189	$222,101	67.8%	68.0%
Global Warehouse non-same store contribution (NOI)	$119,046	$119,240	$66,382	79.3%	79.6%
Global Warehouse non-same store margin	31.9%	32.0%	29.9%	205 bps	206 bps
Units in thousands except per pallet data
Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	793	n/a	460	72.2%	n/a
Average physical occupied pallets	762	n/a	446	70.8%	n/a
Average physical pallet positions	1,065	n/a	576	84.8%	n/a
Economic occupancy percentage	74.5%	n/a	79.9%	-542 bps	n/a
Physical occupancy percentage	71.6%	n/a	77.5%	-586 bps	n/a
Non-same store rent and storage revenue per economic occupied pallet	$199.67	$199.97	$191.67	4.2%	4.3%
Non-same store rent and storage revenue per physical occupied pallet	$207.69	$208.00	$197.71	5.0%	5.2%
Global Warehouse non-same store services metrics:
Throughput pallets	6,990	n/a	4,249	64.5%	n/a
Non-same store warehouse services revenue per throughput pallet	$30.68	$30.71	$31.51	(2.6)%	(2.5)%
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Total warehouse count of 229 includes 46 warehouses acquired through the Agro acquisition on December 30, 2020, eight warehouses acquired through the Hall’s acquisition on November 2, 2020, three warehouses acquired through the Casper’s and AM-C warehouse acquisitions on August 31, 2020, and five warehouses acquired through the Nova Cold and Newport acquisitions on January 2, 2020. The results of these acquisitions are reflected in the results above since date of ownership. The operational results from one day of ownership of the Agro warehouses is immaterial to the three months and year ended December 31, 2020.
(3) Non-same store warehouse count of 94 includes 46 warehouses acquired through the Agro acquisition on December 30, 2020, eight warehouses acquired through the Hall’s acquisition on November 2, 2020, three warehouses acquired through the Casper’s and AM-C warehouse acquisitions on August 31, 2020, and five warehouses acquired through the Nova Cold and Newport acquisitions on January 2, 2020. The results of these acquisitions are reflected in the results above since date of ownership. The operational results from one day of ownership of the Agro warehouses is immaterial to the three months and year ended December 31, 2020.
(n/a = not applicable)

Fixed Commitment Rent and Storage Revenue
As of December 31, 2020, $283.6 million of the Company’s annualized rent and storage revenue were derived from customers with fixed commitment storage contracts. This compares to $279.7 million at the end of the third quarter of 2020 and $251.1 million at the end of the fourth quarter of 2019. The Company’s recent acquisitions had a lower percentage of fixed committed contracts as a percentage of rent and storage revenue. On a combined pro forma basis, assuming a full twelve months of acquisitions revenue, 40.7% of rent and storage revenue were generated from fixed commitment storage contracts, which is a 140 basis point decrease over the third quarter of 2020. The Agro acquisition is excluded from the fixed commitment rent and storage revenue metrics.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company’s customers have space available when needed. For the fourth quarter of 2020, economic occupancy for the total warehouse segment was 79.2% and warehouse segment same store pool was 82.7%, representing a 688 basis point and 874 basis point increase above physical occupancy, respectively. For the fourth quarter of 2020, physical occupancy for the total warehouse segment was 72.3% and warehouse segment same store pool was 73.9%.

Real Estate Portfolio
As of December 31, 2020, the Company’s portfolio consists of 238 facilities. The Company ended the fourth quarter of 2020 with 229 facilities in its Global Warehouse segment portfolio and nine facilities in its Third-party managed segment. During the fourth quarter of 2020, the Company added eight facilities through the acquisition of Hall’s and 46 facilities in connection with the Agro acquisition. Additionally, the Company exited the operations of one Third-party managed facility in Canada. The same store population consists of 135 facilities for the quarter ended December 31, 2020. The remaining 94 non-same store population includes the 88 facilities that were acquired since the beginning of 2019 and six legacy facilities.

Balance Sheet Activity and Liquidity
As of December 31, 2020, the Company had total liquidity of approximately $1.7 billion, including cash and capacity on its revolving credit facility and $392 million of net proceeds available from equity forward contracts. Total debt outstanding was $3.0 billion (inclusive of $311.0 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 80% was in an unsecured structure. The Company has no material debt maturities until 2023. At quarter end, its net debt to pro forma Core EBITDA was approximately 4.4x. Of the Company’s total debt outstanding, $2.7 billion relates to real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company’s real estate debt has a remaining weighted average term of 7.6 years and carries a weighted average contractual interest rate of 3.00%. As of December 31, 2020, 82% of the Company’s total debt outstanding was at a fixed rate.

The Company’s equity forwards, the respective contractual latest settlement dates, and net proceeds are detailed in the table below:

Outstanding Equity Forward Data
in millions, except share price amounts
Quarter Raised	Forward Shares	Net Share Price[1]	Net Proceeds	Contractual Outside Settlement Date	Target Use of Net Proceeds
3Q 2018	6.000	$21.73	$130.4	3/18/2022	Fund the Ahold Development
2Q 2020 - 3Q 2020	2.429	$35.97	$87.4	7/1/2021	Fund the Calgary and Arkansas expansions
4Q 2020	4.785	$36.43	$174.3	10/13/2021	Fund future growth initiatives
	13.214	$29.67	$392.1

(1) Net of underwriter fee, forward costs and dividends paid.

Dividend
On December 8, 2020, the Company’s Board of Trustees declared a dividend of $0.21 per share for the fourth quarter of 2020, which was paid on January 15, 2021 to common shareholders of record as of December 31, 2020.

2021 Outlook
The Company announced guidance as follows:
•Global warehouse segment same store revenue growth to range between 2% and 4% on a constant currency basis and same store NOI growth to be 100 to 200 basis points higher than the associated revenue growth on a constant currency basis.
•Managed and Transportation NOI is expected in the range of $46-$54 million.
•Selling, general and administrative expense is expected in the range of $190-$196 million, inclusive of non-cash share-based compensation expense of $21-$23 million.
•Current income tax expense of $9-$13 million.
•Deferred income tax benefit from a range of $1-$2 million.
•Non-real estate depreciation and amortization of $85-$92 million.
•Total maintenance capital expenditures is expected in the range of $90-$100 million.
•Development starts of $175-$300 million.
•Anticipated AFFO per share of $1.36 to $1.46.
•Please refer to our supplemental for currency translation rates embedded in this guidance.

The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, February 18, 2021 at 5:00 p.m. Eastern Time to discuss fourth quarter 2020 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13714728. The telephone replay will be available starting shortly after the call until March 4, 2021.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 238 temperature-controlled warehouses, with over 1.4 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net (loss) income available to common shareholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net (loss) income available to common shareholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: uncertainties and risks related to public health crises, including the ongoing COVID-19 pandemic; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; acquisition risks, including the failure to identify or complete attractive acquisitions or the failure of acquisitions to perform in accordance with projections and to realize anticipated cost savings and revenue improvements; our failure to realize the intended benefits from our recent acquisitions, including the Agro acquisition, and including synergies, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; a failure of our information technology systems, cybersecurity attacks or a breach of our information security systems, networks or processes could cause business disruptions or loss of confidential information; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; defaults or non-renewals of significant customer contracts, including as a result of the ongoing COVID-19 pandemic; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs, including as a result of the ongoing COVID-19 pandemic; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; difficulties in expanding our operations into new markets, including international markets; risks related to the partial ownership of properties, including as a result of our lack of control over such investments and the failure of such entities to perform in accordance with projections; our failure to maintain our status as a REIT; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in applicable governmental regulations and tax legislation, including in the international markets; additional risks with respect to the addition of European operations and properties; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; liabilities as a result of our participation in multi-employer pension plans; losses in excess of our insurance coverage; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with the use of third-party trucking service providers to provide transportation services to our customers; the cost and time requirements as a result of our operation as a publicly traded REIT; changes in foreign currency exchange rates; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares of beneficial interest, $0.01 par value per share, of our common shares; the potential dilutive effect of our common share offerings; and risks related to any forward sale agreement, including the 2018 forward sale agreement, the 2020 ATM forward sale agreements and the 2020 forward sale agreements, or collectively, our forward sale agreements, including substantial dilution to our earnings per share or substantial cash payment obligations.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this document include, among others, statements about our expected acquisition and expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Report for the quarter ended March 31, 2020, in our Form 8-K filed April 16, 2020 and in our Form 8-K filed on October 13, 2020, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Americold Realty Trust and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares and per share amounts)
	December 31,
	2020	2019
Assets
Property, buildings and equipment:
Land	$662,885	$526,226
Buildings and improvements	4,004,824	2,696,732
Machinery and equipment	1,177,572	817,617
Assets under construction	303,531	108,639
	6,148,812	4,149,214
Accumulated depreciation	(1,382,298)	(1,216,553)
Property, buildings and equipment – net	4,766,514	2,932,661

Operating lease right-of-use assets	291,797	77,723
Accumulated depreciation – operating leases	(24,483)	(18,110)
Operating leases – net	267,314	59,613

Financing leases:
Buildings and improvements	60,513	11,227
Machinery and equipment	109,416	76,811
	169,929	88,038
Accumulated depreciation – financing leases	(40,937)	(29,697)
Financing leases – net	128,992	58,341
Cash, cash equivalents and restricted cash	621,051	240,613
Accounts receivable – net of allowance of $12,286 and $6,927 at December 31, 2020 and 2019, respectively	324,221	214,842
Identifiable intangible assets – net	797,423	284,758
Goodwill	794,335	318,483
Investments in partially owned entities	44,907	—
Other assets	86,394	61,372
Total assets	$7,831,151	$4,170,683
Liabilities and equity
Liabilities:
Borrowings under revolving line of credit	$—	$—
Accounts payable and accrued expenses	552,547	350,963
Mortgage notes, senior unsecured notes and term loan – net of deferred financing costs of $15,952 and $12,996 in the aggregate, at December 31, 2020 and 2019, respectively	2,648,266	1,695,447
Sale-leaseback financing obligations	185,060	115,759
Financing lease obligations	125,926	58,170
Operating lease obligations	269,147	62,342
Unearned revenue	19,209	16,423
Pension and postretirement benefits	9,145	12,706
Deferred tax liability – net	220,502	17,119
Multiemployer pension plan withdrawal liability	8,528	8,736
Total liabilities	4,038,330	2,337,665
Equity
Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value – 325,000,000 and 250,000,000 authorized shares; 251,702,603 and 191,799,909 issued and outstanding at December 31, 2020 and 2019, respectively	2,517	1,918
Paid-in capital	4,687,823	2,582,087
Accumulated deficit and distributions in excess of net earnings	(895,521)	(736,861)
Accumulated other comprehensive loss	(4,379)	(14,126)
Total shareholders’ equity	3,790,440	1,833,018
Noncontrolling interests:
Noncontrolling interests in operating partnership	2,381	—
Total equity	3,792,821	1,833,018

Total liabilities and equity	$7,831,151	$4,170,683

Americold Realty Trust and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Rent, storage and warehouse services	$407,811	$383,778	$1,549,314	$1,377,217
Third-party managed services	78,538	64,442	291,751	252,939
Transportation services	37,329	35,571	142,203	144,844
Other	—	2,193	4,459	8,705
Total revenues	523,678	485,984	1,987,727	1,783,705
Operating expenses:
Rent, storage and warehouse services cost of operations	262,139	254,231	1,028,981	929,626
Third-party managed services cost of operations	76,771	61,327	279,523	241,178
Transportation services cost of operations	32,286	30,706	123,396	126,777
Cost of operations related to other revenues	43	1,966	4,329	7,867
Depreciation and amortization	58,319	47,750	215,891	163,348
Selling, general and administrative	39,536	33,048	144,738	129,310
Acquisition, litigation and other	26,535	10,377	36,306	40,614
Impairment of long-lived assets	1,954	—	8,236	13,485
(Gain) loss from sale of real estate	(676)	—	(22,124)	34
Total operating expenses	496,907	439,405	1,819,276	1,652,239

Operating income	26,771	46,579	168,451	131,466

Other (expense) income:
Interest expense	(21,367)	(23,827)	(91,481)	(94,408)
Interest income	135	1,080	1,162	6,286
Bridge loan commitment fees	(2,438)	—	(2,438)	(2,665)
Loss on debt extinguishment, modifications and termination of derivative instruments	(9,194)	—	(9,975)	—
Foreign currency exchange (loss) gain, net	(44,905)	76	(45,278)	10
Other expense, net	(2,395)	(863)	(2,563)	(1,870)
Gain from sale of partially owned entities	—	—	—	4,297
Gain (loss) from investments in partially owned entities	4	—	(250)	(111)
(Loss) income before income tax benefit (expense)	(53,389)	23,045	17,628	43,005
Income tax benefit (expense)
Current	18	(716)	(6,805)	(5,544)
Deferred	9,379	(1,520)	13,732	10,701
Total income tax benefit (expense)	9,397	(2,236)	6,927	5,157

Net (loss) income	$(43,992)	$20,809	$24,555	$48,162

Weighted average common shares outstanding – basic	205,984	192,393	203,255	179,598
Weighted average common shares outstanding – diluted	209,928	197,922	206,940	183,950

Net (loss) income per common share of beneficial interest - basic	$(0.21)	$0.11	$0.11	$0.26
Net (loss) income per common share of beneficial interest - diluted	$(0.21)	$0.10	$0.11	$0.26

Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts - unaudited)
	Three Months Ended					Year Ended
	Q4 20	Q3 20	Q2 20	Q1 20	Q4 19	FY 2020	FY 2019
Net (loss) income	$(43,992)	$12,374	$32,662	$23,511	$20,809	$24,555	$48,162
Adjustments:
Real estate related depreciation	39,128	36,289	35,558	35,442	32,555	146,417	114,976
Net (gain) loss on sale of real estate, net of withholding taxes (b)	(676)	427	(19,414)	(2,096)	—	(21,759)	34
Net loss (gain) on asset disposals	888	1,160	(3)	—	237	2,045	382
Impairment charges on real estate assets	2,449	—	3,181	—	—	5,630	12,555
Real estate depreciation on partially owned entities	—	—	(34)	34	—	—	790
Our share of reconciling items related to partially owned entities	182	111	156	—	—	449	—
NAREIT Funds from operations	$(2,021)	$50,361	$52,106	$56,891	$53,601	$157,337	$176,899
Adjustments:
Net loss (gain) on sale of non-real estate assets	1,112	(100)	(252)	(165)	227	595	488
Non-real estate impairment	(495)	2,615	486	—	—	2,606	930
Acquisition, litigation and other	26,535	5,282	2,801	1,688	10,377	36,306	40,614
Share-based compensation expense, IPO grants	200	196	203	373	492	972	2,432
Bridge loan commitment fees	2,438	—	—	—	—	2,438	2,665
Loss on debt extinguishment, modifications and termination of derivative instruments	9,194	—	—	781	—	9,975	—
Foreign currency exchange loss (gain)	44,905	196	(315)	492	(76)	45,278	(10)
Gain from sale of partially owned entities	—	—	—	—	—	—	(4,297)
Our share of reconciling items related to partially owned entities	39	76	79	—	—	194	—
Core FFO applicable to common shareholders	$81,907	$58,626	$55,108	$60,060	$64,621	$255,701	$219,721
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,202	1,203	1,196	1,546	1,524	5,147	6,028
Amortization of below/above market leases	37	39	—	76	37	152	151
Straight-line net rent	(324)	(87)	(108)	(109)	(83)	(628)	(521)
Deferred income tax (benefit) expense	(9,379)	(1,284)	(967)	(2,102)	1,520	(13,732)	(10,701)
Share-based compensation expense, excluding IPO grants	4,371	4,373	4,261	3,934	3,210	16,939	10,463
Non-real estate depreciation and amortization	19,191	17,280	16,841	16,162	15,194	69,474	48,372
Non-real estate depreciation and amortization on partially owned entities	—	—	(22)	22	—	—	317
Maintenance capital expenditures (a)	(20,291)	(17,534)	(15,284)	(12,438)	(26,307)	(65,547)	(59,300)
Our share of reconciling items related to partially owned entities	168	125	78	—	—	371	—
Adjusted FFO applicable to common shareholders	$76,882	$62,741	$61,103	$67,151	$59,716	$267,877	$214,530

Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts - unaudited)
	Three Months Ended					Year Ended
	Q4 20	Q3 20	Q2 20	Q1 20	Q4 19	FY 2020	FY 2019

NAREIT Funds from operations	$(2,021)	$50,361	$52,106	$56,891	$53,601	$157,337	$176,899
Core FFO applicable to common shareholders	$81,907	$58,626	$55,108	$60,060	$64,621	$255,701	$219,721
Adjusted FFO applicable to common shareholders	$76,882	$62,741	$61,103	$67,151	$59,716	$267,877	$214,530

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	205,984	204,289	201,787	200,707	192,393	203,255	179,598
Dilutive stock options, unvested restricted stock units, equity forward contracts	3,944	4,211	3,511	3,076	5,529	3,685	4,352
Weighted average dilutive shares	209,928	208,500	205,298	203,783	197,922	206,940	183,950

NAREIT FFO - basic per share	$(0.01)	$0.25	$0.26	$0.28	$0.28	$0.77	$0.98
NAREIT FFO - diluted per share	$(0.01)	$0.24	$0.25	$0.28	$0.27	$0.76	$0.96

Core FFO - basic per share	$0.40	$0.29	$0.27	$0.30	$0.34	$1.26	$1.22
Core FFO - diluted per share	$0.39	$0.28	$0.27	$0.29	$0.33	$1.24	$1.19

Adjusted FFO - basic per share	$0.37	$0.31	$0.30	$0.33	$0.31	$1.32	$1.19
Adjusted FFO - diluted per share	$0.37	$0.30	$0.30	$0.33	$0.30	$1.29	$1.17

(a)	Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.
(b)	(Gain) loss on sale of real estate, net of withholding tax include withholding tax on the sale of Sydney land which is included in income tax expense on the Consolidated Statement of Operations.

Reconciliation of Net (Loss) Income to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands - unaudited)
	Three Months Ended					Year Ended
	Q4 20	Q3 20	Q2 20	Q1 20	Q4 19	FY 2020	FY 2019
Net (loss) income	$(43,992)	$12,374	$32,662	$23,511	$20,809	$24,555	$48,162
Adjustments:
Depreciation and amortization	58,319	53,569	52,399	51,604	47,750	215,891	163,348
Interest expense	21,367	23,066	23,178	23,870	23,827	91,481	94,408
Income tax (benefit) expense	(9,397)	819	1,196	90	2,236	(7,292)	(5,157)
EBITDA	$26,297	$89,828	$109,435	$99,075	$94,622	$324,635	$300,761
Adjustments:
Net (gain) loss on sale of real estate, net of withholding taxes	(676)	427	(19,414)	(2,096)	—	(21,759)	34
Adjustment to reflect share of EBITDAre of partially owned entities	432	293	237	60	—	1,022	1,726
NAREIT EBITDAre	$26,053	$90,548	$90,258	$97,039	$94,622	$303,898	$302,521
Adjustments:
Acquisition, litigation and other	26,535	5,282	2,801	1,688	10,377	36,306	40,614
Bridge loan commitment fees	2,438	—	—	—	—	2,438	2,665
(Income) loss from investments in partially owned entities	(4)	98	129	27	—	250	111
Gain from sale of partially owned entities	—	—	—	—	—	—	(4,297)
Asset impairment	1,954	2,615	3,667	—	—	8,236	13,485
Foreign currency exchange loss (gain)	44,905	196	(315)	492	(76)	45,278	(10)
Share-based compensation expense	4,571	4,569	4,464	4,307	3,699	17,911	12,895
Loss on debt extinguishment, modifications and termination of derivative instruments	9,194	—	—	781	—	9,975	—
Loss (gain) on real estate and other asset disposals	1,999	1,060	(255)	(164)	464	2,640	870
Reduction in EBITDAre from partially owned entities	(432)	(293)	(237)	(60)	—	(1,022)	(1,726)
Core EBITDA	$117,213	$104,075	$100,512	$104,110	$109,086	$425,910	$367,128

Revenue and Contribution by Segment
(in thousands - unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Segment revenues:
Warehouse	$407,811	$383,778	$1,549,314	$1,377,217
Third-party managed	78,538	64,442	291,751	252,939
Transportation	37,329	35,571	142,203	144,844
Other	—	2,193	4,459	8,705
Total revenues	523,678	485,984	1,987,727	1,783,705

Segment contribution:
Warehouse	145,672	129,547	520,333	447,591
Third-party managed	1,767	3,115	12,228	11,761
Transportation	5,043	4,865	18,807	18,067
Other	(43)	227	130	838
Total segment contribution	152,439	137,754	551,498	478,257

Reconciling items:
Depreciation and amortization	(58,319)	(47,750)	(215,891)	(163,348)
Selling, general and administrative	(39,536)	(33,048)	(144,738)	(129,310)
Acquisition, litigation and other	(26,535)	(10,377)	(36,306)	(40,614)
Impairment of long-lived assets	(1,954)	—	(8,236)	(13,485)
Gain (loss) from sale of real estate, net	676	—	22,124	(34)
Interest expense	(21,367)	(23,827)	(91,481)	(94,408)
Interest income	135	1,080	1,162	6,286
Bridge loan commitment fees	(2,438)	—	(2,438)	(2,665)
Loss on debt extinguishment, modifications and termination of derivative instruments	(9,194)	—	(9,975)	—
Foreign currency exchange (loss) gain, net	(44,905)	76	(45,278)	10
Other expense, net	(2,395)	(863)	(2,563)	(1,870)
Gain (loss) from investments in partially owned entities	4	—	(250)	(111)
Gain from sale of partially owned entities	—	—	—	4,297
(Loss) income before income tax benefit (expense)	$(53,389)	$23,045	$17,628	$43,005
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
In addition to our primary business segments, we owned a limestone quarry in Carthage, Missouri. We do not view the operation of the quarry as an integral part of our business, and as a result this business segment was subsequently sold on July 1, 2020.

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and our share of reconciling items of partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-real estate asset impairment, acquisition, litigation and other expenses, share-based compensation expense for the IPO retention grants, bridge loan commitment fees, loss on debt extinguishment, modifications and termination of derivative instruments and foreign currency exchange gain or loss. We also adjust for the impact of Core FFO attributable to partially owned entities. We have elected to reflect our share of Core FFO attributable to partially owned entities since the Brazil JV is a strategic partnership which we continue to actively participate in on an ongoing basis. The previous joint venture, the China JV, was considered for disposition during the periods presented. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.
However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs, pension withdrawal liability and above or below market leases, straight-line net rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, excluding IPO grants, non-real estate depreciation and amortization, and maintenance capital expenditures. We also adjust for AFFO attributable to our portion of reconciling items of partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.
FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our annual and quarterly reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as EBITDAre further adjusted for acquisition, litigation and other expenses, impairment of long-lived assets, loss or gain on other asset disposals, bridge loan commitment fees, loss on debt extinguishment and modifications, share-based compensation expense, foreign currency exchange gain or loss, loss or income on partially owned entities and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDA but which we do not believe are indicative of our core business operations. EBITDA and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDA and Core EBITDA have limitations as analytical tools, including:
•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 23 of our financial supplement reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.